EXHIBIT 99.2

COMPANY PRESS RELEASE

MICROGRAFX INC. NAMES GREG DEWITT CHIEF FINANCIAL OFFICER

DALLAS, TEXAS, MARCH 5, 2001 - Micrografx, Inc. (Nasdaq: MGXI) today announced that Greg DeWitt has been named Chief Financial Officer and Treasurer, replacing John M. Carradine who is leaving the Company this month. Carradine, who has been with Micrografx since 1998 will remain a member of the Micrografx, Inc. Board of Directors.

Mr. DeWitt was most recently the Corporate Controller of 3dfx Interactive for two years and served as Corporate Controller for STB Systems, Inc. for eight years. Until recently, 3dfx was a publicly traded manufacturer of graphics accelerator chips, boards and software. 3dfx acquired STB systems of Richardson, Texas in May 1999. In his new role as Chief Financial Officer, DeWitt will focus on all aspects of the company's worldwide financial and accounting operations, investor relations, treasury functions, and financial management and modeling.

"Greg DeWitt is an excellent financial manager and was an important part of the 3dfx and STB management teams for many years," said James L. Hopkins, Micrografx President and Chief Executive Officer. "I am certain that in this new role, he will also prove to be a valuable member of our senior management team. At the same time, I am saddened that John Carradine has opted to leave Micrografx. His financial leadership has been instrumental in turning the Company around. We will miss his daily input into running Micrografx, but are very happy that he has agreed to remain on our Board of Directors. We wish him the best of luck in his new endeavors."

ABOUT MICROGRAFX, INC.

Micrografx is a recognized global leader in providing software, solutions and services enabling customers to improve productivity by graphically visualizing, improving and implementing key business processes. By visualizing and interacting with the data and information associated with these business processes, our customers improve time-to-market, customer satisfaction, and profitability. Key customer initiatives include improving and implementing processes that drive e-business, quality initiatives like Six Sigma, and key line-of-business applications including supply chain management, interactive parts catalogs and interactive electronic technical manuals. Visit www.micrografx.com for more information or contact 888-744-1210.

Note to Investors: This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, strategic direction, advancement of enterprise business, and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development, product introductions, licensing agreements, technological change, competition, international operations, changes in distribution channels, seasonality, growth in the enterprise solutions business of the Company, market demand and acceptance of products, the impact of changing economic conditions, fluctuation in foreign currency exchange rates, and others detailed in the Company's Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting Micrografx Investor Relations.

Contact:
     Micrografx Inc.

     John Carradine, 469/232-1000
     Email: pr@micrografx.com